Exhibit 99.1

Brooklyn ImmunoTherapeutics Welcomes
Dr. Kevin A. D’Amour as Chief Scientific Officer

Brooklyn, NY – June 8, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) ("Brooklyn"), a biopharmaceutical company focused on exploring the role that cytokine and gene editing/cell therapy can have in treating patients with cancer, blood disorders, and monogenic disorders, today announced the appointment of Kevin A. D’Amour, Ph.D. as its Chief Scientific Officer.

Dr. D’Amour joins Brooklyn from ViaCyte, Inc., a private, clinical stage company developing stem cell-based therapy for type 1 and insulin-dependent type 2 diabetes, where he most recently served as Chief Scientific Officer.  He holds more than 100 U.S. and international patents and has been widely published in nationally and internationally recognized peer review journals.  Dr. D’Amour received his Ph.D. in Biology from the University of California, San Diego and his B.S. in Animal Science from the University of New Hampshire in Durham, New Hampshire.

“Kevin’s significant experience in successful early- to clinical-stage development in the area of cell and gene-modified cell therapy makes him an excellent fit at Brooklyn, as we embark on what we believe will be pioneering work in multiple applications, many of which have no current treatments available,” said Howard J. Federoff, M.D., Ph.D., Brooklyn’s Chief Executive Officer and President. “We look forward to driving our work forward under Kevin’s leadership and we welcome him to Brooklyn.”

Brooklyn’s exclusive access to the Factor Bioscience and Novellus technologies for mRNA-based gene-editing and cellular reprogramming, combined with the novel mRNA delivery system, provide a robust technology platform with a myriad of compelling therapeutic approaches. I look forward to helping successfully bring those approaches to the clinic and ultimately to patients,” added Dr. D’Amour.

About Brooklyn ImmunoTherapeutics

Brooklyn is focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. The company is also exploring opportunities to advance oncology, blood disorder, and monogenic disease therapies using highly innovative gene editing/cell therapy technology through the newly acquired license from Factor Bioscience and Novellus Therapeutics.

Brooklyn’s most advanced program is studying the safety and efficacy of IRX-2 in patients with head and neck cancer. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

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